1993103454 0

APPLICATION FOR REINSTATEMENT
FOR A COLORADO PROFIT CORPORATION

Form 295 ***NOT VALID AFTER JUNE 30, 2004***

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Filing fee: **$100.00**

Deliver to: Colorado Secretary of State
Business Division, 1560 Broadway, Suite 200
Denver, CO 80202-5169

This document must be typed or machine printed

Copies of filed documents may be obtained at www.sos.state.co.us

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20041134518 M
$ 100.00
SECRETARY OF STATE
04-12-2004 12:36:16

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ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-114-203, Colorado Revised Statutes (C.R.S.), this application for reinstatement is delivered to the Colorado Secretary of State for filing.

1. The name of the corporation at the time of dissolution: NOVA NATURAL RESOURCES CORPORATION
2. This entity was formed under the jurisdiction of Colorado.
3. The effective date of administrative dissolution: 4/6/2004
4. The new entity name, pursuant to § 7-90-601(3)(a), under which the corporation is to be reinstated (applicable only if the corporate name at the time of dissolution is no longer available): Notify us if not available
5. The name of the registered agent: BRIAN B. SPILLANE
6. The street address of the registered agent: 255 South Eudora Street Denver, Colorado 80246
   If mail is undeliverable at this address, include PO Box address
7. The address of the entity's principal office: 1021 Creekford Drive Weston FL 33326
8. The ground(s) for dissolution either did not exist or have been eliminated.
9. All taxes, fees, or penalties imposed by Title 7, Articles 101 to 117, C.R.S., have been paid.
10. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused are:
    Wayne A. Doss 1021 Creekford Drive Weston FL 33326
    Brian B. Spillane 255 South Eudora Denver, Colorado 80246

Please refer to § 7-90-301 (8), C.R.S